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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 31, 1996

                        Transworld Home HealthCare, Inc.
             (Exact name of Registrant as specified in its charter)

                                    New York
                 (State or other jurisdiction of incorporation)

         1-11570                                        13-3098275
(Commission File Number)                    (I.R.S. Employer Identification No.)

11 Skyline Drive, Hawthorne, New York                       10532
(Address of principal executive offices)                 (Zip Code)

        Registrant's telephone number, including area code (914) 345-8880

                                 Not Applicable
         (Former name or former address, if changed since last report.)
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ITEM 5.  OTHER EVENTS.

         On July 31, 1996, Transworld Home HealthCare, Inc. (the "Company") completed a new $100 million senior secured revolving credit facility, underwritten by Bankers Trust who is also acting as Agent Bank (the "Credit Facility"). This new facility replaces the Company's existing $35 million credit facility. In connection with the repayment of the former credit facility, the Company will record a one-time, non-cash, after-tax, extraordinary charge of approximately $1.4 million, in the Company's fiscal third quarter, relating to the write-off of the deferred financing costs associated with the former facility.

         Pursuant to the Credit Facility and subject to the terms thereof, up to $85 million of the total facility may be used by the Company for the acquisition of other alternate site health care providers with the balance of $15 million to be used for working capital. The loans under the Credit Facility are secured by, among other things, a lien on substantially all of the Company's and its subsidiaries' assets, a pledge of the Company's ownership interest in its subsidiaries and guaranties by the Company's subsidiaries. The loans mature on July 31, 2001 with reductions in availability commencing July 31, 1998 through final maturity. The Credit Facility provides that subject to the terms thereof, the Company may make borrowings either at the Base Rate, plus 1% or the Eurodollar Rate (adjusted for reserves), plus 2%. As of July 31, 1996, Base Rate borrowings were at the rate of 9.25% per annum and Eurodollar Rate borrowings were at rates of 7.44% to 7.88% per annum, depending on maturities. The Company's initial borrowings on July 31, 1996 were Base Rate borrowings, and commencing October 30, 1996, the Company may make Eurodollar Rate borrowings.

         Subject to certain exceptions, the Credit Facility prohibits or restricts, among other things, the incurrence of liens, the incurrence of indebtedness, certain fundamental corporate changes, dividends, the making of specified investments and certain transactions with affiliates. In addition, the Credit Facility contains affirmative and negative financial covenants customarily found in agreements of this kind including the maintenance of certain financial ratios, such as interest coverage, debt to equity and debt to earnings before interest, taxes, depreciation and amortization ("EBITDA").

         The previously announced Unit Purchase Agreement with Hyperion Partners II L.P. ("HPII") was completed concurrently with the closing of the Credit Facility. HPII has now made a total equity investment in the Company of $39.6 million and presently owns 4.4 million restricted shares of the Company's common stock and 3 million, five year, non-callable warrants, each of which is convertible into one share of Company restricted common stock at an exercise price of $12.45 per share. Pursuant to the Unit Purchase Agreement, two additional directors designated by HPII, Mr. David Golush and Mr. Robert Zalaznick were appointed to the Company's
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board of directors.  Additionally, the Company has repaid the $10 million subordinated loan made to it by HPII in January 1996.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)     Exhibits.

                 (1) Credit Agreement among Transworld Home HealthCare, Inc., Various Lending Institutions and Bankers Trust Company, as Agent dated as of July 31, 1996
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Transworld Home HealthCare, Inc.
                                                (Registrant)

Date:  August 12, 1996                  By:/s/ Wayne A. Palladino
                                          ---------------------------
                                           Wayne A. Palladino
                                           Senior Vice President and
                                           Chief Financial Officer
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                                EXHIBIT INDEX


Exhibit No.                                      Description


  1                                Credit Agreement among Transworld Home
                                      Healthcare, Inc., Various Lending
                                      Institutions and Bankers Trust Company,
                                      as Agent dated as of July 31, 1996